UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2015

DORAL FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Puerto Rico	001-31579	66-0312162
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

1451 Franklin D. Roosevelt Avenue, San Juan, Puerto Rico	00920-2717
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(787) 474-6700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously disclosed, on December 16, 2014, Doral Bank (“Doral Bank”), a wholly-owned subsidiary of Doral Financial Corporation (the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with WOMF REV, LLC (the “Purchaser”) for the sale of certain loans, advances, mortgages, and loan participation rights as set forth in the Purchase Agreement (the “Portfolio Assets”) and related assets (collectively, the “Transferred Assets”).

On January 9, 2015 (the “Closing Date”), Doral Bank closed on the sale of the Transferred Assets (the “Closing”). As consideration for the purchase of the Transferred Assets, the Purchaser paid approximately $181.3 million in cash (the “Purchase Price”), which is equal to 100.453% of the approximately $180.5 million unpaid principal balance of, or aggregate obligation to repurchase, the Portfolio Assets as of 11:59 p.m. New York Time (the “Cut-Off Time”) on December 10, 2014 (after giving effect to payments of principal or similar amounts received on or before the Closing Date), plus any obligations, liabilities and commitments of Doral Bank or any of Doral Bank’s affiliates under the Transferred Assets that arose from and after the Cut-Off Time and that were funded by Doral Bank prior to the Closing. Under the terms of the Purchase Agreement, following the Closing Date, Doral Bank and the Purchaser will true up the Purchase Price based upon a post-closing analysis of the value of the Portfolio Assets as of the Closing Date. This could result in a true-up payment to Doral Bank from the Purchaser or from Doral Bank to the Purchaser.

Under the terms of the Purchase Agreement, Doral Bank and the Purchaser each made certain representations and warranties and additional covenants that are customary in an asset purchase agreement. Under the terms of the Purchase Agreement, Doral Bank has agreed to indemnify the Purchaser against certain liabilities; provided, however, that Doral Bank shall not have any indemnification obligation to the Purchaser unless and until the aggregate amount of such liabilities exceed $250,000, and provided further, that Doral Bank shall not be liable for indemnification in an aggregate amount in excess $20,000,000.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995, as amended. In addition, the Company may make forward-looking statements in its other press releases, filings with the Securities and Exchange Commission (the “SEC”) or in other public or shareholder communications and its senior management may make forward-looking statements orally to analysts, investors, the media and others.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts, but instead represent the Company’s current expectations regarding future events. Such forward-looking statements may be generally identified by the use of words or phrases such as “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe,” “expect,” “predict,” “forecast,” “anticipate,” “plan,” “outlook,” “target,” “goal,” and similar expressions and future conditional verbs such as “would,” “should,” “could,” “might,” “can” or “may” or similar expressions.

The Company cautions readers not to place undue reliance on any of these forward-looking statements since they speak only as of the date made and represent the Company’s expectations of future conditions or results and are not guarantees of future performance. The Company does not undertake and specifically disclaims any obligations to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of those statements other than as required by law, including the requirements of applicable securities laws.

Forward-looking statements are, by their nature, subject to risks and uncertainties and changes in circumstances, many of which are beyond the Company’s control. Factors that could cause the Company’s actual results to differ materially from those described in forward-looking statements include the adequacy of the Company’s allowance for loan and lease losses, delinquency trends, market risk and the impact of general economic conditions, interest rate changes, capital markets conditions, capital adequacy and liquidity, whether purchase price adjustments or claims of indemnification will be made in connection with the sale of performing and non-performing assets by the Company and Doral Bank and whether Doral Bank will have liability in respect of any such claim, Doral Bank’s ability to obtain the Federal Deposit Insurance Corporation’s consent to a new Capital Restoration Plan and Contingency Plan and to successfully execute it if approved, the Company’s ability to continue to operate its business as a going concern, and the effect of legal or regulatory proceedings, tax legislation and tax rules, the Company’s ability to use its deferred tax assets and related reserves, the Company’s ability to collect the monies due to the Company or its subsidiaries from the Commonwealth of Puerto Rico (the “Commonwealth”) and to qualify payment obligations from the Commonwealth as Tier 1 Capital at Doral Bank, compliance and regulatory matters and new accounting standards and guidance on the Company’s financial condition and results of operations. These factors and additional factors that may cause the Company’s results to differ from forward-looking statements are described more completely under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K, which was filed with the SEC on March 21, 2014 and is available on the Company’s website at www.doralbank.com, as updated from time to time with the Company’s periodic and other reports filed and to be filed with the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DORAL FINANCIAL CORPORATION

Date: January 15, 2015	By:	/s/ Enrique R. Ubarri
Enrique R. Ubarri Executive Vice President and General Counsel